Exhibit 99.2

Consent of ValueScope, Inc.

We hereby consent to (i) references to our name, (ii) inclusion of information and data contained in our fairness opinion dated May 13, 2024, (iii) citation of the fairness opinion, and (iv) the filing of our fairness opinion as an annex and/or exhibit, in each case, in that proxy statement/prospectus constituting a part of this Registration Statement on Form S-4, and in all subsequent amendments and post-effective amendments or supplements thereto (together with all such amendments and supplements, the “Registration Statement”). We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any and all amendments thereto.

/s/ ValueScope, Inc.

Southlake, Texas

September 27, 2024